INTRODUCTORY BONUS AGREEMENT

I understand and agree that if¸ within twelve (12) months from any payment date of the introductory bonus money paid under the terms of my offer letter (all such bonus money is defined herein as the “Introductory Bonus”), I resign other than for Good Reason, as defined above, or my employment is terminated by the Company for “Cause”, then I agree to repay the Company, within thirty (30) days of demand by the Company, the full gross amount (including withholdings) of any Introductory Bonus paid in the twelve months prior to the termination of my employment.  For example, if I resign other than for Good Reason, as defined above, or am terminated for Cause between April 16, 2015 and April 14, 2016, I agree to repay the Company the $1,150,000 Introductory Bonus paid on April 15, 2015 only.  “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of my Offer Letter, the Company’s Code of Conduct,  or any other personnel or compliance policy applicable to me.

I hereby authorize the Company, to the extent permitted by law, to recover any and all of such Introductory Bonus by (1) deduction from my salary or monies that may be due me upon termination of my employment and/or (2) any other available remedies at law, and consent to the jurisdiction of the New York federal and state courts.  I also understand and agree that I shall be liable to the Company for all attorneys’ fees and costs that may be incurred by the Company in the collection of the Introductory Bonus from me.

/s/ Kevin Hogan	8/14/2013
Employee Signature	Date

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